UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 15, 2009

RMD TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

California	_____________________	72-1530833
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

2578 Miller Avenue, Escondido, California	92029
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 760-356-2039

__________________________________________________
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 15, 2009, RMD Technologies, Inc. (the “Company”) renewed the consulting agreement with Mitchell Birenbaum dated September 15, 2008. With the exception of the compensation, the renewal is under the same terms and conditions as the original contract. Mr. Birenbaum's expertise is in the areas of Manufacturing and Facilities Management. Mr. Birenbaum is to be compensated with 1,000,000 shares of common stock in the company valued at $2,000. The term of the contract is one year.

On September 15, 2009, the Company renewed the consulting agreement with Tom Slane dated September 15, 2008. The renewal is under the same terms and conditions as the original contract.. Mr. Slanes's expertise is in the areas of Electronics Repair and Evaluation. Mr. Slane is to be compensated with 2,000,000 shares of common stock in the company valued at $4,000. The term of the contract is one year.

On September 15, 2009, the Company extended the existing consulting agreement with Herb Gordon dated January 2, 2008 as modified on September 15, 2009 for an additional one year term. Mr. Gordon is to be compensated with 2,000,000 shares of common stock in the Company valued at $4,000. The term of the contract is one year.

On January 2, 2010, the Company renewed the consulting agreement with Jeffrey L. Galliher. Mr. Galliher is a practicing attorney and will serve as the company’s counsel with regards to general legal issues. Mr. Galliher is to be compensated with 2,000,000 shares of common stock in the Company valued at $4000. The term of the contract is one year.

On February 8, 2010 the Company rescinded the consulting agreement dated October 12th, 2009 with Rod Sperry.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RMD Technologies, Inc.

Dated: July 30, 2010	By:	/s/ Patrick Galliher
Patrick Galliher, President